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                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-41940


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 20, 2000)

7,500,000 SHARES

The Meridian Resource Corporation

Common Stock

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You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

INVESTING IN THE COMMON STOCK OF THE MERIDIAN RESOURCE CORPORATION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF OUR PROSPECTUS DATED SEPTEMBER 20, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

On September 28, 2000, we offered and sold to certain investors an aggregate of 6,021,500 shares of our common stock at a price of $6 5/8 per share under the terms of the prospectus supplement dated as of September 28, 2000. San Jacinto Securities Inc., Keane Securities Inc. and K.A. Inc., as placement agents, placed such shares with certain investors on a best efforts basis. In connection with the placement of such shares, we paid the placement agents an aggregate fee of approximately $1.2 million, resulting in proceeds of approximately $38.7 million to the Company. Such fees may be deemed to be underwriting discounts and commissions under the Securities Act.

         The date of this prospectus supplement is September 29, 2000.